UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio		45241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 21, 2012, Dental Care Plus, Inc. (“DCP”), a subsidiary of DCP Holding Company, and DCP Holding Company (“DCPHC”) executed a Real Estate Purchase Agreement whereby DCP sold the land, building, building improvements and certain fixtures, machinery equipment and systems located at 100 Crowne Point Place, Sharonville, Ohio to DCPHC for a total purchase price of Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00).

In order to fund this transaction, DCPHC executed a Term Note for the sum of One Million Three Hundred and Forty Thousand and 00/100 Dollars ($1,340,000.00) and Open-End Mortgage and Security Agreement with Fifth Third Bank that is collateralized by the commercial property located at 100 Crowne Point Place in Sharonville, Ohio and the assignments of rents and leases. The proceeds from the loan were used by DCP to repay indebtedness in the amount of $1,310,000 to Fifth Third Bank, which had an interest rate of the 30-day London Interbank Offer Rate (“LIBOR”) plus 1.75%. The Term Note has a term of ten (10) years and an amortization period of up to twenty (20) years. The interest rate associated with this Term Note is a variable rate based on the 30-day London Interbank Offer Rate (“LIBOR”) plus 195 basis points along with an indicative swap rate of 1.95%, resulting in an effective fixed rate of 3.90%. The Term Note has no prepayment penalty; however there is potential liability or gain associated with the execution of the interest rate derivative. The financial covenants require that 1) DCPHC and Subsidiaries, on a consolidated basis maintain a minimum tangible net worth of $3,500,000 and 2) DCPHC and Subsidiaries, on a consolidated basis, maintain a debt service coverage ratio of at least 1.0 to 1.0.

ITEM 1.02	Termination of a Material Definitive Agreement.

In connection with the transaction reported in Item 1.01 of the Current Report on Form 8-K, DCP has repaid the outstanding balance under the Term Note and Open-End Security Agreement dated June 12, 2003 and the Revolving Note and Open-End Security Agreement dated December 16, 2011 between DCP and Fifth Third Bank, and such notes and related security agreements have been terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: December 24, 2012	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer